EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Annual Report (Form 10-K) of Banta Corporation of our reports dated February 7, 2005, with respect to the consolidated financial statements of Banta Corporation, Banta Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Banta Corporation, included in the 2004 Annual Report to Shareholders of Banta Corporation.

Our audits also included the financial statement schedule of Banta Corporation listed in Item 15(a). This schedule is the responsibility of Banta Corporation’s management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 33-40036, 33-54576, 33-61683, 333-01289, 333-68604 and 333-35530) pertaining to Banta Corporation and in the related prospectuses thereto, of our reports dated February 7, 2005, with respect to the consolidated financial statements and schedule of Banta Corporation, Banta Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Banta Corporation, included in this Annual Report (Form 10-K) for the year ended January 1, 2005.

ERNST & YOUNG LLP

Milwaukee, Wisconsin
March 11, 2005